Press Release

Excelerate Energy Finalizes Agreement with HHI for Newbuild FSRU

The Woodlands, TX, October 4, 2022 – Excelerate Energy, Inc. (NYSE: EE) (“Excelerate”) announced today that it has signed a binding Shipbuilding Contract (SBC) with Hyundai Heavy Industries Co., Ltd. (“HHI”) for a new floating regasification and storage unit (“FSRU”) to be delivered in June 2026. The FSRU will have a storage capacity of 170,000 m3 and a maximum regasification capacity of one billion standard cubic feet per day (1,000 MMscf/d).

The state-of-the-art FSRU will be equipped with HHI’s proprietary LNG regasification system, dual fuel engines, selective catalytic reduction system, best-in-class boil-off gas management, and other innovative technologies which will drive improved performance and efficiency while lowering emissions.

“This shipbuilding contract with HHI demonstrates our commitment to grow our FSRU fleet at a time when the world needs FSRUs and flexible LNG infrastructure the most,” said Steven Kobos, President and CEO of Excelerate. “Recent geopolitical events, including the energy crisis in Europe, have highlighted the essential role FSRUs play in providing energy security and serving as a complementary backstop to balance the intermittency of renewable energy. Upon delivery, this newbuild FSRU will enhance the capabilities of our existing fleet and support the execution of our integrated growth projects.”

With this newbuild order, Excelerate will have 11 FSRUs in operation or under construction, further strengthening its position as the world’s premier provider of flexible LNG services.

ABOUT EXCELERATE ENERGY:

Excelerate Energy, Inc. is a U.S.-based LNG company located in The Woodlands, Texas. Founded in 2003 by George B. Kaiser, Excelerate is changing the way the world accesses cleaner forms of energy by providing integrated services along the LNG value chain with the objective of delivering rapid-to-market and reliable LNG solutions to customers. Excelerate offers a full range of flexible regasification services from FSRU to infrastructure development to LNG supply. Excelerate has offices in Abu Dhabi, Antwerp, Boston, Buenos Aires, Chattogram, Dhaka, Doha, Dubai, Ho Chi Minh City, Manila, Rio de Janeiro, Singapore, and Washington, DC. For more information, please visit www.excelerateenergy.com.

CONTACTS

Investors

Craig Hicks

Excelerate Energy

Craig.Hicks@excelerateenergy.com

Media

Stephen Pettibone / Frances Jeter

FGS Global

Excelerate@fgsglobal.com

or

media@excelerateenergy.com